EXHIBIT 99.1
Sumo Logic Appoints John D. Harkey, Jr. to Board of Directors
REDWOOD CITY, Calif. – May 3, 2022 – Sumo Logic (Nasdaq: SUMO), the SaaS analytics platform to enable reliable and secure cloud-native applications, today announced that it has appointed John D. Harkey, Jr. to its Board of Directors, effective immediately. With this addition, the Sumo Logic Board will consist of ten directors, eight of whom are independent.
The appointment of Mr. Harkey is part of a mutual cooperation agreement (“the agreement”) with Scalar Gauge Fund, L.P. (“Scalar Gauge”). Additionally, Sumo Logic has agreed with Scalar Gauge to collaborate on an ongoing process aimed at identifying and appointing an additional director.
“We are looking forward to working with John,” said Ramin Sayar, President and CEO of Sumo Logic. “John brings over 25 years of experience as a private investor and chief executive, in both public and private companies across a wide range of industries. Sumo Logic has strong momentum with accelerating revenue growth backed by a refreshed and best in class go-to-market strategy. We welcome John’s fresh perspective on the Company’s operations and strategy to drive profitable growth and stockholder value.”
“We’re pleased to have worked constructively with the Sumo Logic Board to reach this understanding with the Company and believe adding John to the Board will contribute to unlocking the tremendous value in the business,” commented Sumit Gautam, Founder and Portfolio Manager of Scalar Gauge. “Sumo Logic has differentiated products that customers love and we look forward to seeing the Company continue to execute on opportunities to drive profitable growth ahead. We are confident that John’s experience can bring additional perspective and insight to the Board and management team.”
Pursuant to the agreement, Mr. Harkey will be appointed to the Board’s Audit Committee and Compensation and Talent Committee.
Scalar Gauge has agreed to customary standstill, voting, and other provisions. The full agreement between Sumo Logic and Scalar Gauge will be filed on a Form 8-K with the SEC.
About John D. Harkey, Jr.
John D. Harkey, Jr. is the Founder of JDH Investment Management, LLC. John is an entrepreneur, businessman and philanthropist and has served on the board of directors of eight (8) public companies in energy, aerospace, telecommunications, biotech and restaurants, and private companies in healthcare, animal health, farm and ranch products and software development. He is Co-Founder and formerly Executive Chairman of the Board of AveXis, Inc., which was acquired in 2018 by Novartis AG. AveXis develops proprietary gene therapies for Spinal Muscular Atrophy, a previously incurable children’s disease. He is also Chairman of the Board of Dialectic Therapeutics, Inc., which is developing cancer immunotherapies. He is also a Co-Founder and currently serves on the Board of Cessation Therapeutics, a developer of vaccines for addictions to fentanyl, heroin and nicotine. He serves on the Board of Directors of Durvet, Inc., one of the nation’s largest distributors of animal healthcare products. He also serves on the boards of MD Anderson Cancer Center, Baylor Healthcare Foundation, the State Fair of Texas, the Dallas Arboretum and the Circle Ten Council of the Boy Scouts of America. He was a lead investor and served on the Board of CerSci Therapeutics, which has a primary compound for a non-opioid severe pain reliever. CerSci was acquired in 2020 by Acadia Pharmaceuticals. He is formerly the Chairman of the Board of Regency Gas Partners, L.P. and has served on the Board of Directors of the Energy Transfer LP companies. He formerly served on the Board of Directors of Loral Space & Communications, Inc., which merged with Telesat, and on the Board of Directors of Emisphere Technologies, Inc. which was acquired by Novo Nordisk, and formerly served on Board of Directors of Leap Wireless International, Inc., which was acquired by AT&T.
About Sumo Logic
Sumo Logic, Inc. (Nasdaq: SUMO) empowers the people who power modern, digital business. Through its SaaS analytics platform, Sumo Logic enables customers to deliver reliable and secure cloud-native applications. The Sumo Logic Continuous Intelligence Platform™ helps practitioners and developers ensure application reliability, secure and protect against modern security threats, and gain insights into their cloud infrastructures. Customers around the world rely on Sumo Logic to get powerful real-time analytics and insights across observability and security solutions for their cloud-native applications. For more information, visit www.sumologic.com.
About Scalar Gauge Fund
Scalar Gauge Fund is a special situations investment firm utilizing a private equity approach in public markets. The fund invests with a long-term view, and often works with management teams, boards and other strategic investors to help create shareholder value. For more information, please visit www.scalargauge.com

Forward-Looking Statements
This press release contains expressed and implied forward-looking statements including but not limited to expectations regarding the benefits of our offerings, our growth strategy and investments, and our ability to achieve success. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to our ability to achieve and maintain future profitability, our ability to sustain and manage our growth, our ability to successfully add new features and functionality to our platform, our ability to compete effectively in an increasingly competitive market, general market, political, economic and business conditions, and other risks detailed in our Annual Form 10-K for the year ended January 31, 2022 filed with the SEC on March 14, 2022, which should be read in conjunction with this press release.
Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We anticipate that subsequent events and developments could cause our views to change. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media Contacts:

Carmen Harris
Sumo Logic
charris@sumologic.com
(650) 414-1584

Scott Bisang / Dan Moore
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449